Converted Organics Inc. Acquires United Organic Products and Waste Recovery Industries

Unique Technology, State-of-the-Art Manufacturing Facility, Strong

Customer Base Enhance Existing Operations and Growth Capabilities

BOSTON, Jan 25, 2008 (BUSINESS WIRE) — Converted Organics Inc. (NASDAQ:COIN) announced today that the company has acquired the assets of United Organic Products, LLC of Gonzales, CA, as well as the assets, including the intellectual property, of Waste Recovery Industries, LLC of Paso Robles, CA. These acquisitions make Converted Organics the exclusive owner of the proprietary technology and process known as the High Temperature Liquid Composting (HTLC) system, which processes various biodegradable waste products into liquid and solid organic-based fertilizer and feed products. Converted Organics also acquires a leading liquid fertilizer product line, as well as a state-of-the-art production facility that services a strong West Coast agribusiness customer base through established distribution channels.

“The acquisition of United Organic Products and Waste Recovery Industries’ assets catapults Converted Organics into a leadership position within the organic fertilizer industry and facilitates our immediate entry into the liquid fertilizer market,” said Edward J. Gildea, President of Converted Organics Inc. “The HTLC system, a proven, state-of-the-art microbial digestion technology that has been successfully producing high-quality commercial products for more than ten years, will become an integral part of our business and future growth.”

In addition to acquiring assets and technology, Converted Organics is proud to announce that the employees of United Organic Products, LLC will join Converted Organics, including Peter Townsley, Chief Executive of United Organic Products. Peter will join Converted Organics as Executive Vice President, Chief Technological Officer with responsibility for overseeing California operations, as well as product and process improvement and development.

United Organic Products is a well-established organic products company with over 20 years of industry expertise. The leadership of Waste Recovery Industries has almost 30 years of experience in the area of microbial digestion and organic waste disposal solutions. United Organic Products is affiliated with Waste Recovery Industries through a licensing agreement related to the HTLC system.

“These strategic acquisitions position Converted Organics for exceptional, continued growth,” said Mr. Gildea. “Combining United Organic Products’ operational experience and Waste Recovery Industries’ unique technological expertise with Converted Organics’ sales, marketing, and project development strengths will enable Converted Organics to enter new markets and provide robust support for growth of the company.”

These acquisitions are the most recent examples of Converted Organics’ development and growth. Last week, Converted Organics announced the execution of an Option to Lease agreement with the Rhode Island Resource Recovery Corporation (RIRRC) to build a state-of-the-art organic fertilizer facility in Johnston, RI. The agreement represents the second such contract secured by Converted Organics in two years; the company’s first facility is under construction in Woodbridge, NJ.

About United Organic Products, LLC

United Organic Products, LLC is a multi-disciplinary company specializing premium quality organic fertilizer products since 1987. Located in the Salinas Valley region of California, often referred to as the “Salad Bowl of the World” (this region produces over 70% of the lettuce, broccoli and cauliflower crops in North America), their products have been extensively proven in large-scale commercial operations and used by some of the largest growers (both conventional and organic) within the United States.

Their ever expanding product lines, including their premium quality Biolizer(R) and SoilStart(R) brands, have become the standard by which other organic fertilizers are compared. United Organic Products strives to set the standard in sustainable agriculture with a strong emphasis on quality control and food safety assurances, to the benefit of all customers.

About Waste Recovery Industries, LLC

Waste Recovery Industries, LLC is a privately held company with offices in California and British Columbia, Canada. Waste Recovery Industries specializes in the design, manufacture and installation of advanced microbiological processes for solving organic waste disposal problems. Waste Recovery Industries is a pioneer in high temperature digestion and the High Temperature Liquid Composting (HTLC) system, providing real world solutions since 1978.

About Converted Organics Inc.

Converted Organics (NASDAQ:COIN), based in Boston, MA, is a development stage company dedicated to producing valuable all natural, organic soil amendment or fertilizer products through food waste recycling. The company uses proven, state-of-the-art technologies to create a product that helps grow healthier food and improve environmental quality. Converted Organics plans to sell and distribute its environmentally-friendly fertilizer products in the retail, turf management, and agribusiness markets.

Converted Organics’ fertilizer products will be produced in both a dry pellet and liquid concentrate. Converted Organics products have been tested in numerous field trials for more than a dozen crops with the result that, on average, the net value of the farmer’s crop increased 11-16%, depending on the particular crop and product application. This is due, in part, to the disease suppression characteristics of the product, which reduce or eliminate the need for other costly, often toxic, crop protection applications. Increased use of nitrogen in commercial agriculture and turf grass applications, such as golf courses, has reduced the soil’s ability to absorb nitrogen and other nutrients. Using the products produced by Converted Organics helps restore the soil by replenishing these micronutrients. This reduces the amount nitrogen required in a virtuous cycle that benefits from long-term use. As a result, use of the product will reduce chemical run-off to streams, ponds and rivers, an objective with significant long term benefits to the environment.

The products have a long shelf life compared to many other organic fertilizers. In a number of lab and field trials, the liquid product has been shown to be effective in mitigating powdery mildew, a leaf fungus that effects most plants and grasses and restricts the flow of water and nutrients to the plant. The Company’s fertilizer products can be used on a stand-alone basis or in combination with more traditional fertilizers and crop protection products. Converted Organics expects to benefit from increased regulatory focus on organic waste processing and on environmentally-friendly growing practices.

This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company’s control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of our future performance, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in “Risk Factors” in the prospectus, not all of which are known to the Company. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these statements. The Company will update the information in this press release only to the extent required under applicable securities laws. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the aforementioned forward-looking statements.

COIN-G

SOURCE: Converted Organics Inc.

For Converted Organics Inc.
PR Financial Marketing
Jim Blackman, 713-256-0369
jim@prfmonline.com

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